CARY PINKOWSKI JOINS ENTRÉE TEAM

Vancouver, B.C., Friday, December 17, 2004 - Entrée Gold Inc. (TSX-V: ETG - "Entrée" or the "Company") is pleased to welcome Cary Pinkowski, of Vancouver, to the Entrée team. Mr. Pinkowski will advise the Company on its business and corporate development.

Until recently, Mr. Pinkowski was a senior broker at a major Canadian investment dealer. He has extensive experience in the funding and development of junior companies and well-established relationships within the financial community, both in Canada and internationally.

Mr. Pinkowski had played an instrumental role in the Company's acquisition of the Lookout Hill property in Mongolia. In his new role with the Company, Mr. Pinkowski will also be pursuing other major acquisitions for Entrée.

Mr. Pinkowski has been granted options under the Company's option plan to acquire up to 600,000 shares of the Company at $1.25 per share for a period of five years.

ABOUT ENTRÉE GOLD INC.

Entrée Gold Inc. (www.entreegold.com) is an exploration stage junior resource company engaged in the exploration of gold and copper prospects. The Company is a large landholder in Mongolia's south Gobi Desert, near the Chinese border. Entrée maintains 100% royalty-free ownership in the 179,590 hectare Lookout Hill (Shivee Tolgoi) property which completely surrounds Ivanhoe Mines' 8,500 hectare Turquoise Hill (Oyu Tolgoi) holdings. Entrée has an earn-in agreement with Ivanhoe Mines covering approximately 22% (approximately 40,000 hectares) of Lookout Hill. The Company trades on the TSX Venture Exchange under the symbol "ETG".

FURTHER INFORMATION

Primoris Group
Tel: 866-368-7330
Email: ETG@primorisgroup.com
Website: www.entreegold.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

This News Release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this news release include those concerning the Company's belief that it will, with Mr. Pinkowski's help, identify and pursue other major acquisitions.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled "Risk Factors" in the Company's periodic filings with the British Columbia Securities Commission, which can be viewed at www.SEDAR.com, and with the United States Securities and Exchange Commission, which can be viewed at www.SEC.gov.